Exhibit 10.1

SEPARATION AGREEMENT

Date:	January 15, 2007

Prepared for:	Gordon S. Donovan
617 South Middleton
Palatine, Illinois 60067
(847) 991-0436

Service Date:	September 21, 1987
Last Day Worked:	January 31, 2007

This Separation Agreement (the “Agreement”) is hereby entered into accordance with the terms of the Severance Benefit Agreement between Viskase Companies, Inc (“Viskase”) and Gordon S. Donovan, dated January 3, 2006 (the “Severance Benefit Agreement”).

Severance Pay
Pursuant to the terms of Section 2(a) of the Severance Benefit Agreement, and contingent upon your execution and non-revocation of a general release (attached as Exhibit A to this Agreement), you will be paid severance pay for six (6) months at your current base salary of $16,568.00 per month commencing the first pay period falling after the effective date of your general release agreement, and continuing for six (6) months thereafter (the “Severance Period”). Your severance pay will be payable as part of the Company’s normal payroll cycle.

In the event of your death prior to completion of the total severance pay due you, the remaining severance pay balance at the time of your death will be payable to your designated beneficiaries, or in absence of such designation to your estate, in accordance with the payment schedule contained herein.

Total Maximum Benefit: $99,408.00

Outplacement Counseling
You will be provided with executive outplacement services the selection of which will be by mutual agreement.

The outplacement services will continue for six (6) months. The outplacement services will be fully at Viskase expense.

No payment will be made in lieu of this benefit.

Management Incentive Plan (M.I.P.)
Though the current evaluation of the 2006 plan results does not suggest that a 2006 M.I.P. payment will be provided, should there be a change in those results, you will be paid any earned 2006 M.I.P. as would be calculated per the 2006 M.I.P. provisions.

Pursuant to the terms of Section 2(a)(ii) of the Severance Benefit Agreement, and contingent upon your execution and non-revocation of a general release (attached as Exhibit A to this Agreement), you will be paid any earned 2007 M.I.P. based on the 2007 M.I.P. provisions. Any payment of the 2007 M.I.P. will be based on your latest annualized salary ($198,816.00) prorated for the time of your active employment. The 2007 M.I.P. target payout percentage will be consistent with Management Level I-P (45.0%); a personal performance percentage of 70%; and will be paid at the same time that all 2007 M.I.P. payments are made to participants.

Stock Options
Under the Company’s 2005 Stock Option Plan, as amended (“the “Plan”), you have been granted stock options to purchase an aggregate of 50,000 shares of common stock of the Company. Under the terms of the 2005 Stock Option Plan, the 33,333 vested options shall remain exercisable until the sixtieth (60th) day following your date of termination. The remaining unvested options expire on your date of termination.

Your stock options will continue to be subject to the terms and conditions contained in the Plan and any applicable award documents. Please contact Charles Pullin at (630) 874-0693 if you wish to exercise any of your stock options.

Restricted Stock
Under the Viskase Companies, Inc. Restricted Stock Plan, on April 3, 2002 you were granted 45,605 restricted shares. Shares of the stock granted to you currently not vested will become fully vested as of January 31, 2007 per the terms and conditions contained in the Plan and any applicable award documents.

Executive Auto Reimbursement
Viskase will provide you a lump sum payment in the amount of $17,400.00 representing the auto reimbursement of $600.00 per month for the remaining 29 months of your auto reimbursement. This amount will appear in your W-2 income for 2007 and will be grossed up to be tax-neutral.

Vacation
You will be paid for any unused 2007 vacation, the 2008 accrued vacation, and any banked vacation on your last active day of employment, or January 31, 2007.

Medical, Dental, and Life Insurance Benefits
Contingent upon your execution and non-revocation of a general release (attached as Exhibit A to this Agreement), you and all eligible dependents will be able to continue to participate in the medical, dental, vision, basic life, supplemental life, and dependent life insurance plans during the Severance Period, or until you are covered under the plans of your new employer, whichever comes first. Your payroll deductions will continue for any plans you wish to maintain.

Please note that these benefits are subject to the terms and conditions of their applicable governing documents. The recitation of your eligibility for Medical, Dental and Life Benefits herein should not be construed as vesting you in those benefits and such benefits remain subject to the amendment and termination provisions of the applicable governing documents.

Medical and Dental Insurance Continuation
When your coverage ends under the Viskase plans at the end of the severance period, you may continue medical and/or dental benefits with Viskase under COBRA for up to an additional 18 months. A letter will be provided to you explaining the coverage, enrollment procedures, and cost.

Life Insurance Continuation
Basic and supplemental life insurance plans may be converted and/or ported to an individual policy if you apply within 30 days from the end of the severance period. A conversion form and a portability form will be provided to you.

Unemployment Compensation
You are subject to the unemployment insurance laws of Illinois.

Defined Benefit Pension
You meet the requirements for a full pension benefit from the Retirement Program for Employees of Viskase Corporation. You also meet the eligibility requirements for Retiree Health and Life benefits.

Estimated Single Life Benefit as of February 1, 2007:	$1,756.44/month
Estimated Joint & Survivor Benefit as of February 1, 2007:	$1,680.91/month

These benefits are subject to the terms and conditions of their applicable governing documents. The recitation of your eligibility for Retiree Health and Life Benefits herein should not be construed as vesting you in those benefits and such benefits remain subject to the amendment and termination provisions of the applicable governing documents.

SAVE Plan
Your SAVE deductions will stop January 31, 2007. If your balance is over $5,000, you may leave your money in the Plan until age 70 ½, or elect a distribution. If you elect a distribution, you may receive your entire account balance in a lump sum, elect monthly installment payments if you retire, or roll the balance over into an IRA. If your balance is under $5,000, you must receive a distribution.

You may exercise your options by calling the Prudential Voice Interactive System at 1.877.778.2100, or via the web at the Prudential Online Retirement Center at www.prudential.com/online/retirement.

Post-Employment Obligations
As part of this Separation Agreement, it is understood, as acknowledged by your signature at the end of this letter, that you remain bound by the terms of Sections 4 through 15 of the Severance Benefit Agreement.

Sincerely,

VISKASE COMPANIES, INC.

BY:
Robert L. Weisman
President & CEO

By my signature below, I hereby acknowledge receipt of a signed original of this document and indicate my understanding, acceptance and agreement to all the terms and conditions of the Separation Agreement.

Gordon S. Donovan

Dated:

*Please note that insurance plans may change or terminate at any time.

Exhibit A

GENERAL RELEASE

In consideration of the benefits provided under the Separation Agreement between Gordon Donovan and Viskase, dated 1/15/2007 (the “Separation Agreement”), the adequacy and sufficiency of which are hereby acknowledged, and pursuant to the terms of such Agreement, Gordon Donovan hereby releases and forever discharges Viskase Companies, Inc. (“Viskase”), its officers, directors, employees, affiliates, successors, assigns and agents from any and all causes of actions, suits, damages, claims, demands, costs, losses, expenses, fees, rights, liabilities and controversies, whatsoever, at law or in equity, pursuant to statute, rule, regulation or order, or otherwise, which he ever had or now has against Viskase, directly or indirectly, whether known or unknown, asserted or unasserted, fixed or contingent, disclosed or undisclosed, including but not limited to all claims asserted or which could have been asserted in connection with his employment with Viskase or his termination of employment, including, without limitation, any breach of contract claims and claims of employment discrimination or wrongful discharge, under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, any similar State or local law prohibiting employment discrimination or other federal, state or local law, regulation, ordinance or order. Notwithstanding anything contained herein to the contrary, this General Release does not release or discharge Viskase from its obligations under the Separation Agreement (the “Continuing Obligations”), or to any claims that cannot be released as a matter of law.

Gordon Donovan expressly acknowledges and agrees that the foregoing release is a full general release (other than of the Continuing Obligations) which includes, without limitation, all claims or damages which may exist as of the date of this release, but which he does not know to exist in his favor, whether through ignorance, oversight, error, negligence, or otherwise, and which might, if known, have materially affected his decision to enter into this release. Gordon Donovan acknowledges and agrees that: (i) he has had adequate opportunity, in consultation with counsel of his choice, to ascertain the facts and the law relevant to this release and to his decision to enter into it; and (ii) the facts and/or the law may be materially different from what he understands them to be, he expressly assumes the risk thereof, and such shall not affect the validity or enforceability of this release.

In accordance with the Older Workers Benefit Protection Act of 1990, Gordon Donovan acknowledges that he shall have twenty-one (21) days from the date he receives this General Release to sufficiently consider the terms of this General Release, and upon his acceptance of the same, he shall have seven (7) days thereafter to revoke his acceptance of this General Release. Any attempt on the part of Gordon Donovan to revoke his acceptance of this General Release within the seven (7) days period provided for must be in writing and sent to the attention of John O. Cunningham, Viskase Companies, Inc., 8205 South Cass Avenue, Darien, Illinois 60561. Gordon Donovan acknowledges that Viskase shall not accept a copy of this General Release prior to Gordon Donovan’s last date of employment with Viskase, and further acknowledges that Gordon Donovan will not receive and will not be entitled to receive any of the benefits listed in the Separation Agreement which are contingent upon the execution of this General Release until the revocation period set forth in this paragraph has expired without his having revoked his acceptance of this General Release.

Gordon Donovan, by signing this General Release, acknowledges that he has read this General Release, has had an opportunity to consider its terms, understands that he is giving up important rights, is aware and has been encouraged by Viskase to consult with any attorney before signing this General Release and has either consulted an attorney or elected not to exercise such right, and has signed this General Release knowingly and voluntarily.

IN WITNESS WHEREOF, the undersigned has executed this General Release as of the date set forth below.

Gordon Donovan

Dated:	January 31, 2007